Exhibit 99.1

PRESS RELEASE

CMGI REPORTS FINANCIAL RESULTS FOR FIRST

QUARTER OF FISCAL 2008

Company Reports Improved Operating Income

Waltham, Mass. December 3, 2007—CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its first quarter of fiscal year 2008, ended October 31, 2007.

Financial Summary

•	Net revenue of $274.7, a decrease of 3.1% compared to the first quarter of fiscal 2007

•	Operating income of $9.1 million, an increase of 80.9% compared to operating income in the year ago period

•	Income from continuing operations of $9.2 million, 5.1% lower than income from continuing operations in the same period last year

•	Net income of $8.6 million, 16.6% lower than net income in the same period last year

•	Non-GAAP operating income of $17.1 million, an increase of 66.4% from non-GAAP operating income in the first quarter of the prior year

•

Diluted earnings per share from continuing operations of $0.19, compared to diluted earnings per share from continuing operations of $0.20 for the same period in the prior fiscal year (in each case, adjusted for the recent reverse stock split)

•

Diluted earnings per share including discontinued operations of $0.18, compared to diluted earnings per share including discontinued operations of $0.21 for the same period in the prior fiscal year (in each case, adjusted for the recent reverse stock split)

•	Cash, cash equivalents and marketable securities at October 31, 2007 increased to $261.2 million from $222.2 million at October 31, 2006

First Quarter Consolidated Financial Results

“We reported good financial results in the quarter with revenue and profitability in line with or better than our expectations,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “Revenue was expectedly lower compared with last year due to two specific previously announced client programs that were discontinued, however we are very pleased with the growth we are seeing from other client engagements. Excluding those discontinued programs, revenue grew by approximately 15% compared to the year ago period. Gross margin performance was higher than expected, driven by work mix, continuous improvement initiatives and higher volumes for certain client programs.”

“In addition, we continued to make operational progress this quarter,” added Lawler. “Our sales and marketing efforts are progressing, our shared services model is having an impact and the implementation of our IT platform is on track. We continued to make planned investments in our business that should enable us to reach our long-term objectives.”

CMGI reported net revenue of $274.7 million for the first quarter of fiscal 2007, a 3.1% decrease compared to net revenue of $283.6 million for the same period one year ago. Gross profit for the quarter increased 30.0% to $39.1 million from $30.0 million in the first quarter of fiscal 2007, primarily due to favorable product mix especially within the company’s Europe and Asia operations as well as efficiencies from continuous improvement initiatives and higher volumes for certain client programs. Gross margin increased to 14.2% in the first quarter of fiscal 2008, compared to 10.6% in the first quarter of fiscal 2007.

Selling, General and Administrative expense, including restructuring and amortization of stock compensation for the first quarter was $29.9 million compared to $25.0 million in the first quarter of the prior period. The increase in SG&A was primarily due to planned investment in the company’s IT infrastructure and restructuring related expense of $1.6 million in the quarter associated with a restructuring action taken in North America.

Operating income was $9.1 million for the first quarter of fiscal 2008 compared to operating income of $5.1 million in the prior period, an improvement of 80.9%. The operating income improvement for the first quarter of 2008 was a result of improved gross margins during the quarter.

For the first quarter, CMGI reported income from continuing operations of $9.2 million, or $0.19 diluted earnings per share, compared to income from continuing operations of $9.7 million, or $0.20 diluted earnings per share, for the same period in the prior fiscal year (in each case, adjusted for the recent reverse stock split).

Including income (losses) from discontinued operations, CMGI reported net income of $8.6 million or $0.18 diluted earnings per share (after giving effect to the recent reverse stock split), compared to net income of $10.3 million or $0.21 diluted earnings per share (after giving effect to the recent reverse stock split) for the same period in the prior fiscal year. Net income for the quarter reflects improved operating income performance primarily offset by an increase in income tax expense. Income tax expense for the first quarter of 2008 was $2.1 million. This compares to a tax benefit of $1.4 million in the first quarter of 2007, which was primarily a result of a reduction in valuation allowance for certain net operating losses in Europe.

Excluding net charges related to depreciation, restructuring and amortization of intangibles and stock-based compensation, non-GAAP operating income was $17.1 million for the first quarter of fiscal 2008, a 66.4% improvement compared with non-GAAP operating income of $10.2 million for the same period in fiscal 2007.

As of October 31, 2007, CMGI had working capital of approximately $294.9 million compared with $282.5 million at October 31, 2006. Included in working capital as of October 31, 2007 were cash, cash equivalents and marketable securities totaling $261.2 million compared to $222.2 million at October 31, 2006.

“The transformation of our business into a global leader in supply chain services is ongoing and our long-term goals are unchanged,” continued Lawler. “Looking forward, the market for supply chain services is strong and we continue to focus on our target vertical markets as well as expansion of new higher margin solutions. We also continue to invest in our business to drive operational improvements and increase long-term profitability. As we move forward, we are prepared for the work ahead of us to complete our transformation and have our business running optimally.”

Outlook

The Company continues to expect revenue of $1.10 billion to $1.15 billion and operating income to be approximately 2.0% to 2.5% of revenue in fiscal 2008, before any restructuring. Restructuring for fiscal 2008 is expected to be $5 million to $8 million.

Stock Repurchase Program Update

The Company also announced that during the first quarter ended October 31, 2007, it repurchased 568,000 shares (after giving effect to the recent reverse stock split) for aggregate consideration of $8.0 million. These purchases were made in open market transactions under the Company’s stock repurchase program which was announced on September 25, 2007 and pursuant to which the Company has authorized the repurchase of up to $50 million of common stock over an 18-month period.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2008 first quarter results at 5:00 PM Eastern Time on December 3, 2007. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenues, gross margins to be achieved and restructuring charges to be incurred in fiscal 2008, the further execution of CMGI’s strategic business plan and impact of that plan, prospects for growth, the expected impact of strategic initiatives and financial performance. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector; demand for our clients’ products; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Steven G. Crane

Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 31, 2007	October 31, 2006

Assets:
Cash and cash equivalents	$202,464	$130,280
Available-for-sale securities	990	1,756
Short-term investments	57,750	90,200
Trade accounts receivable, net	212,214	201,602
Inventories, net	70,999	93,832
Prepaid and other current assets	12,151	14,323
Current assets of discontinued operations	50	103

Total current assets	556,618	532,096

Property and equipment, net	58,255	50,003
Investments in affiliates	35,191	24,461
Goodwill	178,077	181,388
Intangible assets, net	10,970	15,334
Other assets	9,604	2,981
Non-current assets of discontinued operations	—	14

	$848,715	$806,277

Liabilities:
Current portion of capital lease obligations	$477	$341
Revolving line of credit	24,786	—
Accounts payable	175,066	181,509
Current portion of accrued restructuring	5,601	4,679
Accrued income taxes	1,950	6,328
Accrued expenses	47,710	50,593
Other current liabilities	2,667	2,775
Current liabilities of discontinued operations	3,472	3,326

Total current liabilities	261,729	249,551

Revolving line of credit	—	24,786
Long-term portion of accrued restructuring	4,863	5,755
Long-term portion of capital leases obligations	202	488
Other long-term liabilities	21,661	13,010
Non-current liabilities of discontinued operations	1,035	3,315

	27,761	47,354
Stockholders’ equity	559,225	509,372

	$848,715	$806,277

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended October 31,
	2007	2006	Change
Net revenue	$274,740	$283,636	(3.1%)
Cost of revenue	235,676	253,593	(7.1%)

Gross profit	39,064	30,043	30.0%

Gross Margin	14.2%	10.6%
Operating expenses:
Selling	3,885	3,765	3.2%
General and administrative	23,655	20,206	17.1%
Amortization of intangibles	762	1,206	(36.8%)
Restructuring, net	1,623	(187)	(967.9%)

Total operating expenses	29,925	24,990	19.7%

Operating income	9,139	5,053	80.9%

Other income (expenses):
Interest income	2,988	2,192	36.3%
Interest expense	(614)	(604)	1.7%
Other gains (losses), net	(365)	922	(139.6%)
Equity in income of affiliates	231	736	(68.6%)

Total other income	2,240	3,246	(31.0%)

Income from continuing operations before taxes	11,379	8,299	37.1%
Income tax expense (benefit)	2,139	(1,440)	(248.5%)

Income from continuing operations	9,240	9,739	(5.1%)
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(630)	588	(207.1%)

Net Income	$8,610	$10,327	(16.6%)

Basic and diluted earnings (loss) per share:
Earnings from continuing operations	$0.19	$0.20	(5.0%)

Income (loss) from discontinued operations	$(0.01)	$0.01	(200.0%)

Net earnings	$0.18	$0.21	(14.3%)

Shares used in computing basic earnings (loss) per share	48,052	48,438

Shares used in computing diluted earnings (loss) per share	48,313	48,572

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended
	October 31, 2007	October 31, 2006

Net revenue:
Americas	$84,183	$106,165
Asia	86,712	66,447
Europe	103,845	111,024

	$274,740	$283,636

Operating income (loss):
Americas	$3,216	$5,446
Asia	13,016	6,973
Europe	(2,181)	(3,427)

	14,051	8,992
Other	(4,912)	(3,939)

	$9,139	$5,053

Non-GAAP operating income (loss):
Americas	$6,356	$6,770
Asia	15,342	8,807
Europe	(565)	(2,081)

	21,133	13,496
Other	(4,081)	(3,251)

	$17,052	$10,245

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

Reconciliations of Non-GAAP measures:

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME AND NET INCOME

NON-GAAP Operating income	$17,052	$10,245

Adjustments:
Depreciation	(4,151)	(2,903)
Amortization of intangible assets	(762)	(1,206)
Stock-based compensation	(1,377)	(1,270)
Restructuring, net	(1,623)	187

GAAP Operating income	$9,139	$5,053

Other income, net	2,240	3,246
Income tax expense (benefit)	2,139	(1,440)
Income (loss) from discontinued operations	(630)	588

Net income	$8,610	$10,327

TABLE RECONCILING ADJUSTED REVENUE GROWTH

Revenue (GAAP)	$274,740	$283,636
Less revenue from two previously announced discontinued programs	(1,607)	(46,569)

Adjusted Revenue	$273,133	$237,067

Q1 Fiscal 2008 vs. Q1 Fiscal 2007
GAAP change in revenue	(3.1%)
Adjusted change in revenue	15.2%